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	Contact:	Lani Jordan (651) 355-4946 lani.jordan@chsinc.com

CHS CEO Johnson to retire at year end

INVER GROVE HEIGHTS, MINN. (June 21, 2010) – CHS Inc., a leading energy, grains and foods company, announced today that President and Chief Executive Officer John D. Johnson will retire effective Dec. 31, 2010.

Johnson, 62, has led the nation’s largest cooperative since June 2000. Johnson was president and CEO of Harvest States Cooperatives from 1995 until the June 1998 merger with Cenex, Inc., that formed CHS.

“Under John’s leadership, CHS has become a leader in adding value for farmers, ranchers, rural communities and consumers around the world,” said Michael Toelle, chairman of the CHS Board of Directors and a Browns Valley, Minn., farmer. “During his tenure, CHS has grown as a global grain marketer, strengthened producer connections to international and domestic grain markets and crop inputs, expanded value-added grain processing, and extended its U.S. energy supply presence.”

The CHS Board has named a succession committee which will conduct an extensive search for the company’s next president and CEO among both internal and external candidates with a goal of naming a replacement prior to the cooperative’s Dec. 2, 2010, annual meeting, Toelle said.

“CHS has a well-established succession plan and talent management program we are confident will enable us to select the right individual to lead this company to continued success in this dynamic global marketplace,” he added.

Johnson began his career with former Harvest States in 1976 as a feed consultant in the GTA Feeds Division, later becoming regional sales manager, director of sales and marketing and general manager of GTA Feeds. He was named group vice president of Harvest States Farm Marketing & Supply in 1992, becoming Harvest States president and CEO in 1995. He currently serves on the boards of Ventura Foods, LLC, CF Industries, the National Council of Farmer Cooperatives and the Greater Twin Cities United Way.

CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives around the world. A Fortune 100 company, CHS is owned by farmers, ranchers and cooperatives, along with thousands of preferred stockholders across the United States. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS is listed on the NASDAQ at CHSCP.

This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management’s estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2009, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.